EXHIBIT 99.1

AVX Corporation Announces Third Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- January 24, 2008 -- AVX Corporation (NYSE:  AVX)

Quarter highlights:
·	Revenue improved to $429.5 million, an increase of $28.8 million, or 7.2%, compared to the previous quarter and an increase of $51.5 million, or 13.6%, compared to the same quarter last year.
·	Net income increased $1.2 million to $37.0 million over the same period last year.
·	Diluted earnings per share of $0.22 is up $0.01 from the same quarter last year.
·	Dividends of $6.9 million, or $0.04 per share, were paid during the current quarter.

Chief Executive Officer and President, John Gilbertson stated, “Sales in the quarter continued to grow as end market growth and market demand for new products remained good in the December quarter. We have now fully integrated American Technical Ceramics Corp. (“ATC”) into our organization and we saw a positive book to bill during each month of the quarter.”

AVX reported net sales for the quarter ended December 31, 2007 of $429.5 million which represents a $51.5 million, or 13.6%, increase over the same quarter last year and a $28.8 million, or 7.2%, increase over the previous quarter. This represents the seventh consecutive quarter of sequential growth in sales indicative of the continued growth in the world wide electronics market.

Net income increased 3.3% to $37.0 million, or $0.22 per diluted share, compared to $35.8 million, or $0.21 per diluted share, for the same quarter last year.

John Gilbertson went on to state, "Our financial position remains exceptionally strong and we continue to be optimistic about the demand for electronic components. During the quarter, the Company paid off the bank debt that it had acquired with the purchase of ATC. After this debt reduction of $5.2 million and dividend pay out of $6.9 million, cash, including the short and long term investment balances increased $18.0 million to $808.6 million.”

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2006	2007	2006	2007
Net sales	$378,088	$429,542	$1,119,144	$1,213,406
Cost of sales	305,493	355,532	893,331	993,665
Restructuring charges	-	204	-	2,421
Gross profit	72,595	73,806	225,813	217,320
Selling, general & admin. expense	29,513	33,339	87,302	93,488
In-process research and development	-	-	-	390
Profit from operations	43,082	40,467	138,511	123,442
Other income	9,996	8,532	25,705	32,712
Income before income taxes	53,078	48,999	164,216	156,154
Provision for taxes	17,251	11,980	53,371	42,535
Net income	$35,827	$37,019	$110,845	$113,619

Basic income per share	$0.21	$0.22	$0.64	$0.66
Diluted income per share	$0.21	$0.22	$0.64	$0.66

Weighted average common
shares outstanding:
Basic	172,041	171,356	172,138	171,612
Diluted	172,926	171,888	172,897	172,275

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	December 31,
	2007	2007
Assets
Cash and cash equivalents	$684,382	$574,881
Short-term investment in securities	145,000	164,693
Accounts receivable, net	196,165	228,259
Inventories	330,141	398,100
Other current assets	65,707	66,611
Total current assets	1,421,395	1,432,544
Long-term investment in securities	139,000	69,000
Property, plant and equipment, net	243,873	295,521
Goodwill and other intangibles	71,166	246,515
Other assets	24,102	9,591

TOTAL ASSETS	$1,899,536	$2,053,171

Liabilities and Stockholders' Equity
Accounts payable	$126,689	$138,744
Current portion of long-term debt	-	567
Income taxes payable and accrued expenses	80,671	88,513
Total current liabilities	207,360	227,824
Long-term debt	-	1,145
Other liabilities	56,897	67,897

TOTAL LIABILITIES	264,257	296,866

TOTAL STOCKHOLDERS' EQUITY	1,635,279	1,756,305

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,899,536	$2,053,171

The Company completed its acquisition of ATC on September 25, 2007 for approximately $231.3 million cash plus related transaction costs. Based on the preliminary allocation of the purchase price to the assets acquired and liabilities assumed, the Company recorded approximately $77.5 million of goodwill, $97.4 million of identifiable intangible assets, $38.4 million of fixed assets and $46.4 million of working capital.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843-946-0691
finance@avxus.com